Exhibit 99.1

For Immediate Release

July 2, 2002

Contact: Liz Reinhiller

Vice President Marketing

Phone:    701-652-4813

Fax:         701-652-3552

Email:      lreinhiller@dakotagrowers.com

Dakota Growers Pasta Company Completes Conversion

Carrington, N.D., July 2, 2002 —  Dakota Growers Pasta Company received notice today that its conversion from a cooperative to a corporation has been completed effective Monday, July 1, 2002. The conversion comes upon acceptance of the necessary merger filings by the secretaries of state of North Dakota and Colorado.

The corporate conversion allows the general public to own Common Stock in Dakota Growers.  Shares of the Common Stock are not listed yet on any exchange, but management continues to explore options to enhance liquidity and facilitate the purchase and sale of Dakota Growers Common Stock.  People who are interested in purchasing stock from existing stockholders may contact their broker.

In order to keep its important ties to the durum growers and maintain its high quality standards, Dakota Growers created Series D Delivery Preferred Stock that has durum delivery privileges.  Holders of Series D Delivery Preferred Stock will have a first-come, first-served privilege to deliver durum for processing into pasta whenever Dakota Growers gives notice that it requires durum.  Premium programs, including identity preserved and organic, are growing as Dakota Growers continues to expand its marketing efforts for organic pasta and other source-verified products.  Dakota Growers is the only pasta manufacturer with an identity preserved program controlling quality and food safety from the field to the plate.

Dakota Growers expects to send information statements to its stockholders later this week.

Originally organized in 1991 as a cooperative of durum wheat growers, Dakota Growers Pasta Company, Inc. continues as the third largest producer of dry pasta products in North America.  Dakota Growers is the leading supplier of retail store brand pasta and a leader in the foodservice and ingredient pasta markets.  Processing plants are located in Carrington, North Dakota and New Hope, Minnesota.  The company employs approximately 435 people.  For more information visit www.dakotagrowers.com

Certain information included herein and other Company reports, SEC filings, statements and presentations contain discussion of some of our expectations regarding Dakota Growers Pasta Company’s future performance.  These forward-looking statements are based on our current views and assumptions.  Actual results could differ materially from these current expectations and projections, and from historical performance.  For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. pasta market, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources.  Our 2001 Form 10-K contains further discussions of these matters, and can be found through the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.

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